Exhibit 10(m)
Texas Instruments Incorporated
Restricted Stock Unit Award Agreement
(Executive Officers)

RSU Form No. 2
2009 LTIP

Your award of restricted stock units (the “Award”) is subject to the following terms and conditions, your acceptance of which is required within 120 days of the Grant Date (as defined in Section 12 below). Failure to accept this Agreement by such date will result in termination of the Award without any shares being issued.

The capitalized terms in this Agreement have the meaning stated in Section 12 except as otherwise specified.

1.
Share Issuance. Each restricted stock unit represents the right to receive one share of common stock of the Company. The shares covered by this Award will be issued in your name on, or as soon as practicable (but no later than 60 days) after, the date of vesting stated on your Employee Stock Grant Communication (“Vesting Date”), except as provided below.

2. Change in Employment Status. The effect of changes in your employment status with TI before the Vesting Date will be as follows:

(a)
Termination due to death or permanent disability: The Award will continue to full term subject to the other terms and conditions of this Agreement, and shares will be issued to you or to your personal representatives, heirs, legatees or distributees, as applicable, at such times and in such number and manner as if you were still an employee of TI on the Vesting Date.

(b)
Termination (except for cause), at least 6 months after the Grant Date, when you are Retirement Eligible as defined in Section 12: The Award will continue to full term subject to the other terms and conditions of this Agreement.

(c)
Involuntary Termination after a Change in Control: If you experience an Involuntary Termination within 24 months after a Change in Control, then shares will be issued to you as described in Section 11(i) of the Plan.

(d)	Termination under other circumstances: For any termination other than those described above in this Section 2, the Award will terminate and become void without any shares being issued.

(e)	Other changes in employment status: No changes in your employment status at TI other than those described above will affect the Award.

3.	Confidential Information, Non-solicitation and Competition. See Section 9 for the effect of disclosure of confidential information, solicitation of TI employees or customers, or competition with TI.

4.
Employee Stock Grant Communication. This Award was granted by the Compensation Committee of the Company's Board of Directors (the “Committee”). In the event of a conflict between the Employee Stock Grant Communication and the records of the Committee, the latter shall govern and be determinative.

5.
Dividend Equivalents. Each year in which this Award is in effect, you will receive a payment equivalent to the cash dividends you would have received if the shares to which you are entitled under this Award, but not yet issued in your name, had already been issued to you (“Dividend Equivalents”); provided, however, that no payment will be made if your Award has terminated before the last dividend record date of the year for any reason other than vesting. The payment to which you are entitled under this paragraph will be made once each year on or as soon as practicable after the date of the last cash dividend payment in the year (but in any event before year-end). The Dividend Equivalents will be calculated for the record dates on which this Award was in effect during the year.

6.	Continuing Employment. This Award will not constitute or be evidence of any agreement or understanding, expressed or implied, on the part of TI to employ you for any specific period.

7.	Transferability. Your Award is not transferable except by will or by the laws of descent and distribution. During your lifetime, the shares issuable hereunder may be issued only to you.

8.
Long-Term Incentive Plan. Your Award is subject to all of the terms and conditions of the Plan. In the event of any conflict between such terms and conditions and those set forth herein, the terms of the Plan shall govern and be determinative.

9.
Confidential Information, Non-solicitation, Competition and Recoupment Policy. By accepting your Award, and in consideration for the Award and for the Company's obligations set forth in this Agreement, you agree with the Company as follows:

(a)
You recognize and acknowledge that in the course of your employment with TI, you have obtained private or confidential information and proprietary data relating to TI, including but not limited to TI's trade secrets (“Confidential Information”). TI agrees that it will continue to provide you with access to its Confidential Information to the extent necessary for you to carry out the duties of your employment with TI.

(b)
You recognize and acknowledge that (i) TI manufactures, designs, sells and markets its products in global markets, (ii) TI's success depends to a significant degree on the skills of its employees and their knowledge of TI's customers and suppliers, many of which operate on a global basis, and (iii) much of the information that TI maintains regarding its products, employees, customers and suppliers is Confidential Information.

(c)
You agree not to (i) use or disclose to any third party, either directly or indirectly, Confidential Information at any time, except as required in your work for TI or with the prior written consent of TI, or (ii) during the Non-solicitation Period (as defined in Section 12), either directly or indirectly solicit or recruit for your own benefit or for any other person or entity any TI employee to be an employee, director, officer, agent, consultant, partner or independent contractor without the prior written consent of TI, or (iii) during the Non-solicitation Period, either directly or indirectly solicit for your own benefit or for any other person or entity any TI customer to which you marketed or sold TI products during the last two years of your employment with TI, without the prior written consent of TI. Without intending to limit the remedies available to TI, you acknowledge that damages at law will be an insufficient remedy to TI if you violate the terms of this Section 9(c) and agree that TI may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce the terms of this paragraph upon the breach or threatened breach of any such terms or otherwise specifically to enforce such terms.

(d)
You agree that if (i) during your employment by TI and for a period of two years thereafter you engage in Competition (as defined in Section 12), either directly or indirectly, for your own benefit or on behalf of any other person or entity, or (ii) at any time you use or disclose, either directly or indirectly, to any third party any Confidential Information when not required to do so in your work for TI or without the prior written consent of TI, or (iii) during the Non-solicitation Period you solicit or recruit, either directly or indirectly, without the prior written consent of TI, any TI employee to be an employee, director, officer, agent, consultant, partner or independent contractor for your own benefit or for any other person or entity, or (iv) during the Non-solicitation Period, you solicit, either directly or indirectly, without the prior written consent of TI, for your own benefit or for any other person or entity, any TI customer to which you marketed or sold TI products during the last two years of your employment with TI, then (x) the Company's obligation to issue shares or pay Dividend Equivalents under this Award shall terminate and become void, and (y) you shall repay immediately to TI the Fair Market Value (as defined in Section 12 below) of any shares of stock that were issued to you, and any Dividend Equivalents that were paid to you, under this Award within three years prior to termination of your employment or any time after termination of your employment. Any amount payable to the Company pursuant to this provision may be reduced or waived as the Company, in its sole judgment, deems warranted by the circumstances.

(e)	In addition, you agree that this Award is subject to the recoupment policy adopted by the Committee and in effect on the effective date of this Award.

(f) You acknowledge the reasonableness of the commitments and agreements in this Section 9, including their scope, duration and geographic coverage. You recognize and acknowledge that the provisions of this Section 9 are entered into by you in consideration of, and as a material inducement to, the agreements by the Company herein as well as an inducement for the Company to enter into this Agreement, and that, but for your agreement to the provisions of this Section 9, the Company would not have entered into this Agreement.

10.
Responsibility for Taxes. You acknowledge that the ultimate liability for income tax, social insurance or other tax-related withholding (“Tax-Related Items”), including any taxes under Section 409A of the U.S. Internal Revenue Code, in connection with this Award, the payment of Dividend Equivalents or the issuance of shares hereunder, or the subsequent sale of such shares is your responsibility, and that TI makes (a) no representations or undertakings with respect to the treatment for tax purposes of this Award, any shares or Dividend Equivalents received hereunder, the sale of such shares or any dividends paid on issued shares and (b) does not commit to structure the grant to reduce your liability for Tax-Related Items. You authorize TI to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by TI, from Dividend Equivalents or from proceeds of the sale of the shares. If permissible under local law, TI may (a) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (b) withhold shares, provided that TI only withholds the number of shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to TI any amount of Tax-Related Items that TI may be required to withhold that cannot be satisfied by the means described above.

11. Nature of Grant. In accepting this Award, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan; (b) all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (c) the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards; (d) you are voluntarily participating in the Plan; (e) your Award is an extraordinary item that does not constitute compensation for services rendered to TI; (f) your Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, termination, pension or retirement benefits or similar payments; (g) the Award will not be interpreted to form an employment contract or relationship with TI; (h) the future value of the underlying shares is unknown and cannot be predicted with certainty; and (i) if you receive shares, the value of such shares may increase or decrease in value.

12. Certain Definitions.

(a)	The term “Agreement” means this Restricted Stock Unit Award Agreement.

(b)	The term “Change in Control” has the meaning specified in the Plan.

(c)	The term “Company” means Texas Instruments Incorporated and the term “TI” means and includes Texas Instruments Incorporated (together with any successor) and its subsidiaries.

(d)	The term “Competition” means:

(i)
engaging in any business activity similar to that in which you engaged during your last three years of employment with TI for any person or entity selling, marketing, designing or manufacturing products the same as, similar to, or that compete with products that TI sells or markets;

(ii)
engaging in the selling or marketing of any products that are the same as, similar to, or that compete with any products that you sold or marketed, or attempted to sell or market, during the last three years of your employment with TI;

(iii)
engaging in the manufacture or design of any products that are the same as, similar to or that compete with any products that you sold or marketed, or attempted to sell or market, or participated in the design or manufacture of, during the last three years of your employment with TI; or

(iv)
engaging in the selling or marketing of any products that are the same as, similar to, or that compete with any products that you participated in the design or manufacture of during the last three years of your employment with TI.

(e)	The term “Grant Date” means the effective date of grant of this Award.

(f)	The term “Involuntary Termination” has the meaning specified in the Plan.

(g)	The term “Non-solicitation Period” means the period from the effective date of this Agreement until the second anniversary of the date on which your employment with TI has terminated.

(h) The term “the Plan” means the Texas Instruments 2009 Long-Term Incentive Plan.

(i)
The term “Retirement Eligible” means (1) at least 55 years of age with at least 10 years of service (measured from your service date as shown on TI's global human resources database) as a TI employee or (2) at least 65 years of age.

(j)	The term “Employee Stock Grant Communication” means the written communication from the Company to you stating the date(s) of vesting and number of shares under the Award.

(k) The term “Fair Market Value” means the closing price of TI common stock on The NASDAQ Stock Market on the day before the Vesting Date.

13.
Rights as Stockholder. You will not have any rights as a stockholder of the Company in respect of any shares of common stock of the Company issuable under this Award unless and until such shares are issued in your name and delivered to you in accordance with the provisions hereof.

14. Texas Law. This Agreement and specifically the provisions of Section 9 hereof shall be construed both as to validity and performance and enforced in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws thereof.

15. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

END

By accepting this Restricted Stock Unit Award Agreement, I acknowledge I have read and I agree to be bound by all of the terms and conditions set forth above, including Section 9 relating to Confidential Information, Non-solicitation, Competition and Recoupment Policy.

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